Exhibit 11

Calculation for Net Income Per Share

	2000

	Three Months Ended			Three Months Ended
	September 30,			September 30,

	Net		Per Share	Net		Per Share
	Income	Shares	Amount	Income	Shares	Amount

	(In thousands, except per share data)
Basic EPS

Net income available to common shareholders	$1,904	20,417	$0.09	$18,364	20,320	$0.90

Effect of Dilutive Securities Stock option plans		1,951			2,043

Dilutive EPS

Net income available to common shareholders and assumed conversions	$1,904	22,368	$0.09	$18,364	22,363	$0.82

[Additional columns below]

[Continued from above table, first column(s) repeated]

	2001

	Nine Months Ended			Nine Months Ended
	September 30,			September 30,

	Net		Per Share	Net		Per Share
	Income	Shares	Amount	Income	Shares	Amount

	(In thousands, except per share data)
Basic EPS

Net income available to common shareholders	$14,015	20,552	$0.68	$17,788	20,491	$0.87

Effect of Dilutive Securities Stock option plans		102			382

Dilutive EPS

Net income available to common shareholders and assumed conversions	$14,015	20,654	$0.68	$17,788	20,873	$0.85

Note: Options to purchase 16,600 shares of Class A Common Stock were outstanding during the three and nine months ended September 30, 2000, but were not included in the computation of diluted earnings per share because the effect would have been anti-dilutive. Options to purchase 5.4 and 4.8 million shares of Class A Common Stock were outstanding during the three and nine months ended September 30, 2001, respectively, but were not included in the computation of diluted earnings per share because the effect would have been anti-dilutive.